DATED THIS 6th DAY OF DECEMBER 2012

Between

FAVORABLE FORT LIMITED

and

CORDLIFE SERVICES (S) PTE. LTD.

_______________________________________

SHARES PURCHASE AGREEMENT

relating to the purchase of

1,700 ordinary shares in

FAVORABLE FORT LIMITED

_______________________________________

THIS SHARES PURCHASE AGREEMENT is made on December 6, 2012

BETWEEN:

(1)	FAVORABLE FORT LIMITED (Company Number: 1333510), a company incorporated in Hong Kong and having its registered office at 48/F., Bank of China Tower, 1 Garden Road, Central, Hong Kong (the “Company”); and

(2)	CORDLIFE SERVICES (S) PTE. LTD. (Company Number: 200509176M), a company incorporated in Singapore and having its registered office at 61 Science Park Road, #06-05, Galen, Singapore (117525) (“Cordlife Services”),

(collectively, the "Parties" and each, a “Party”).

WHEREAS:

(A)	The Company was incorporated in Hong Kong on 21 April 2009 and has, at the date hereof, an authorized share capital of HK$10,000 divided into 10,000 Shares (as defined below), all of which have been issued and are fully paid up.

(B)	As at the date of this Agreement, Cordlife Services is the legal and beneficial owner of 1,700 Shares, representing 17% of all the issued Shares in the Company.

(C)	The Company is desirous of purchasing, and Cordlife Services is desirous of selling, the Repurchased Shares (as defined below) on the terms and subject to the conditions contained in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals), unless the context requires otherwise:

“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which commercial banks are open for business in Hong Kong;

1

“City Challenge” means City Challenge Global Limited incorporated in the British Virgin Islands under company number 1635774 of OMC Chambers, Wickhams Quay 1, Road Town, Tortola, British Virgin Islands;

“CO” means China Cord Blood Corporation, an exempted company with limited liability incorporated in the Cayman Islands and having its registered office at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands;

“Completion” means completion of the sale and purchase of the Repurchased Shares pursuant to Clause 5;

“Completion Date” means the date falling on the expiration of 30 Business Days after the date on which all the conditions set out in Clause 3.1 (other than those conditions precedent that by their terms cannot be fulfilled until Completion) have been fulfilled or waived or such other date as the Parties may mutually agree in writing;

“Confidential Information” means any information which is proprietary and confidential to a Party including but not limited to the terms and conditions of this Agreement, information concerning or relating in any way whatsoever to its distributorship, franchise or other arrangements, principals, any of the trade secrets or confidential operations, processes or inventions carried on or used by either Party, any information concerning the organisation, business, finances, transactions or affairs of either Party, dealings of either Party, secret or confidential information which relates to a Party’s business or any of its principals’, clients’ or customers’ transactions or affairs, any Party’s technology, designs, documentation, manuals, budgets, financial statements or information, accounts, dealers’ lists, customer lists, marketing studies, drawings, notes, memoranda and the information contained therein, any information therein in respect of trade secrets, technology and technical or other information relating to the development, manufacture, clinical testing, analysis, marketing, sale or supply or proposed development, manufacture, clinical testing, analysis, marketing, sale or supply of any products or services by either Party, and plans for the development or marketing of such products or services and information and material which is either marked confidential or is by its nature intended to be exclusively for the knowledge of the recipient alone;

2

“Consideration” shall have the meaning ascribed to it in Clause 4.1;

“Disclosures” means written statements qualifying or restricting any of the Vendor’s Warranties to the extent described, as fairly disclosed in the Disclosure Letter.

“Disclosure Letter” means the letter of the same date as this Agreement written by Cordlife Services to the Company.

“Encumbrance” means any mortgage, debenture, lien, hypothecation, charge, pledge, title retention, security interest, option, pre-emptive or other similar right, restriction, third-party right or interest and any other encumbrance whatsoever;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Long Stop Date” means the date falling on the expiration of 90 Business Days after the date of this Agreement or such other date as the Parties may mutually agree in writing;

“Purchaser’s Warranties” means the representations, warranties and undertakings of the Company as contained or referred to in Clause 6.2 and “Purchaser’s Warranty” means any of the Purchaser’s Warranties where the context permits;

“Repurchased Shares” means the 1,700 Shares legally and beneficially owned by Cordlife Services, representing 17% of all the issued Shares in the Company as at the date of this Agreement and at Completion, to be bought and sold pursuant to Clause 2;

“Shares” means the ordinary shares of HK$1.00 each in the capital of the Company;

“Vendor’s Warranties” means the representations, warranties and undertakings of Cordlife Services as contained or referred to in Clause 6.1 and “Vendor’s Warranty” means any of the Vendor’s Warranties where the context permits;

3

“HK$” or “Hong Kong Dollars” means Hong Kong dollars, the lawful currency of Hong Kong; and

“US$” or “United States Dollars” means United States dollars, the lawful currency of the United States of America.

1.2	In this Agreement, a reference to:

(i)	a statutory provision shall include that provision and any regulations made in pursuance thereof as from time to time modified or re-enacted, whether before or after the date of this Agreement, so far as such modification or re-enactment applies or is capable of applying to any transactions entered into prior to Completion and (so far as liability thereunder may exist or can arise) shall include also any past statutory provision or regulation (as from time to time modified or re-enacted) which such provision or regulation has directly or indirectly replaced;

(ii)	an approval or consent being required, that approval or consent shall not be unreasonably withheld or delayed or issued subject to any conditions, except to the extent the provisions of this Agreement specifically provide to the contrary;

(iii)	“this Agreement” includes all amendments, additions, and variations thereto agreed between the Parties from time to time;

(iv)	“person” shall include an individual, corporation, company, partnership, firm, trustee, trust, executor, administrator or other legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise, any governmental, administrative or regulatory authority or agency (notwithstanding that “person” may be sometimes used herein in conjunction with some of such words), and their respective successors, legal personal representatives and permitted assigns, as the case may be, and pronouns shall have a similarly extended meaning;

4

(v)	“month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month;

(vi)	“written” and “in writing” include any means of visible reproduction; and

(vii)	“Recitals” and “Clauses”, are to the recitals and clauses of, this Agreement (unless the context otherwise requires).

1.3	Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing a specific gender shall include the other genders (male, female or neuter).

1.4	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

2.	SALE AND PURCHASE OF THE REPURCHASED SHARES

2.1	Subject to the terms and conditions of this Agreement, Cordlife Services as legal and beneficial owner shall sell and the Company (relying on the representations, warranties and undertakings herein contained) shall purchase with effect from Completion the Repurchased Shares, free from all Encumbrances and together with all rights and benefits of any nature whatsoever now or hereafter attaching or accruing to it.

2.2	The Company shall not be obliged to complete the purchase of any of the Repurchased Shares unless the purchase of all the Repurchased Shares is completed simultaneously.

3.	CONDITIONS

3.1	Completion of the sale and purchase of the Repurchased Shares is conditional upon the following conditions having been fulfilled or waived by the Long Stop Date:

(a)	approval by the board of directors of China Stem Cells (East) Company Limited, the majority shareholder of and holder of the remaining issued Shares in the Company, of all resolutions as are necessary to approve the sale and purchase of the Repurchased Shares (on and subject to the terms and conditions of this Agreement);

5

(b)	approval of KKR China Healthcare Investment Limited having been obtained for the sale and purchase of the Repurchased Shares (on and subject to the terms and conditions of this Agreement);

(c)	CO having obtained a fairness opinion from its financial adviser in relation to the sale and purchase of the Repurchased Shares under this Agreement to the reasonable satisfaction of CO;

(d)	all of the Vendor’s Warranties (which may be qualified by the Disclosures) given by Cordlife Services being true and correct in every material respect and remaining so from the date hereof until Completion;

(e)	all necessary actions, consents, permission, approvals and authorisations having been taken or obtained as may be required in respect of the purchase of the Repurchased Shares and the transactions contemplated by this Agreement having been taken or obtained by the Company;

(f)	Cordlife Services or its affiliates, including but not limit to Cordlife Limited, having obtained or received all consents, approvals, shareholder approvals, permission or waiver of any third party (including any government or governmental, semi-governmental, administrative, fiscal, regulatory or judicial entity or authority, regulatory organisations established under a statute or Australian Securities Exchange or other stock exchange) as may be necessary or incidental to approve, implement or effect the sale and purchase of the Repurchased Shares (on and subject to the terms and conditions of this Agreement);

(g)	the release, discharge or removal by City Challenge of all Encumbrances they hold over the Repurchased Shares; and

(h)	all of the Purchaser’s Warranties given by the Company being true and correct in every material respect and remaining so from the date hereof until Completion.

6

3.2	Each of the Parties shall use their respective reasonable endeavours (insofar as it is within its power) to procure that the conditions stated in Clause 3.1 shall be fulfilled and/or satisfied as soon as possible after the signing of this Agreement and in any event no later than the Long Stop Date.

3.3	The Company may in its absolute discretion waive, in whole or in part, the conditions stated in Clause 3.1(c), (d), (f) and (g) at any time by notice in writing to Cordlife Services. Cordlife Services may in its absolute discretion waive, in whole or in part, the conditions stated in Clause 3.1(a), (b) and (h) at any time by notice in writing to the Company. Any waiver so granted may be subject to such conditions as the Parties may agree and each Party shall inform the other Party as soon as possible on the fulfilment of any of the conditions stated in Clause 3.1.

3.4	If any of the conditions stated in Clause 3.1 shall not have been fulfilled (or waived by the Company or Cordlife Services as the case may be pursuant to Clause 3.3) on or before the Long Stop Date, this Agreement shall be null and void and have no further effect except for Clauses 1, 3.4, 7, 8, 12 and 20 and subject to the liability of either Party to the other in respect of any antecedent breach of the terms hereof.

4.	CONSIDERATION FOR THE REPURCHASED SHARES

4.1	The consideration for the purchase of the Repurchased Shares shall be the sum of US$8,650,000 (the “Consideration”).

4.2	The Consideration shall be satisfied by the payment thereof by the Company to Cordlife Services and/or its nominee(s) upon Completion in accordance with Clause 5.2(b)(ii).

5.	COMPLETION

5.1	Subject to Clause 3 and the other terms of this Agreement, Completion shall take place pursuant to this Clause at 3:00 p.m. on the Completion Date at the Hong Kong offices of K&L Gates at 44th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (or at such other time and/or place as the Parties may agree) when all (but not part only) of the businesses set out in Clause 5.2 shall be transacted.

7

5.2	On Completion:

(a)	Cordlife Services shall deliver to the Company:

(i)	the share certificate(s) in respect of the Repurchased Shares, together with duly completed and signed transfer in respect of the Repurchased Shares or such other documents as may be necessary for the transfer of the Repurchased Shares duly executed by Cordlife Services in favour of the Company;

(ii)	contract notes recording the sale and purchase of the Repurchased Shares duly executed by Cordlife Services (who is the legal and beneficial owner of the Repurchased Shares) in favour of the Company;

(iii)	such waivers, consents and any other documents as are reasonably necessary to give good title to the Repurchased Shares free from all Encumbrance, which shall be requested by writing from the Company at least 7 Business Days prior to Completion Date;

(iv)	if any of the same has not been provided prior to Completion, such documents as the Company may require evidencing the fulfillment of the relevant conditions set out Clause 3.1;

(v)	written confirmation from Cordlife Services that it is not aware of any act, matter or circumstances which is in breach of or inconsistent with any of the Vendor’s Warranties;

(vi)	certified copy of the board resolutions of Cordlife Services approving this Agreement and the transactions hereby contemplated.

8

(b)	the Company shall deliver to Cordlife Services:

(i)	certified copy of the board resolutions of the Company approving this Agreement and the transactions hereby contemplated;

(ii)	payment of the Consideration to Cordlife Services and/or its nominee by telegraphic transfer of the amount payable to an account designated by Cordlife Services (and notified to the Company not later than three (3) Business Days prior to the Completion Date) or in such other manner as may be agreed between Cordlife Services and the Company in writing; and

(iii)	written confirmation from the Company that it is not aware of any act, matter or circumstances which is in breach of or inconsistent with any of the Purchaser’s Warranties.

5.3	Without prejudice to any other remedies available to the Company, if in any respect the provisions of Clause 5.2(a) are not complied with by Cordlife Services on Completion, the Company may:

(a)	defer Completion to a date not more than 28 days after the Completion Date (and so that the provisions of this Clause 5 (save for this Clause 5.3) shall apply to Completion as so deferred); or

(b)	proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)	rescind this Agreement without prejudice to any other remedy it may have.

5.4	Without prejudice to any other right or remedy available to the Company, the Company shall be entitled (but is not obliged) to rescind this Agreement by notice in writing to Cordlife Services if prior to Completion it appears that any of the Vendor’s Warranties is not or was not true and accurate in all material respects or if there is any non-fulfilment of any of the Vendor’s Warranties which (being capable of remedy) is not remedied prior to Completion.

9

5.5	Without prejudice to any other right or remedy available to Cordlife Services, Cordlife Services shall be entitled (but is not obliged) to rescind this Agreement by notice in writing to the Company prior to Completion it appears that any of the Purchaser’s Warranties is not or was not true and accurate in all material respects or if there is any non-fulfilment of any of the Purchaser’s Warranties which (being capable of remedy) is not remedied prior to Completion.

5.6	If the Company shall fail to complete the purchase in accordance with the terms and conditions of this Agreement (otherwise than due to the default of the Cordlife Services and/or due to the non-fulfilment of the conditions stated in Clause 3.1 on or before the Long Stop Date), then Cordlife Services shall be entitled to rescind this Agreement by notice in writing to the Company without prejudice to any other right or remedy available to Cordlife Services.

5.7	If Cordlife Services shall fail to complete the sale in accordance with the terms and conditions of this Agreement (otherwise than due to the default of the Company and/or due to the non-fulfilment of the conditions stated in Clause 3.1 on or before the Long Stop Date), then the Company shall be entitled to rescind this Agreement by notice in writing to Cordlife Services without prejudice to any other right or remedy available to the Company.

6.	VENDOR’S WARRANTIES, PURCHASER’S WARRANTIES AND INDEMNITY

6.1	Subject to Disclosures, Cordlife Services hereby represents, warrants and undertakes to and with the Company (with the intent that the provisions of this Clause 6.1 shall continue to have full force and effect notwithstanding Completion) that the following Vendor’s Warranties are true and accurate in all respects upon the signing of this Agreement and will continue to be true and accurate in all material respects and shall be deemed to be repeated each day thereafter until immediately before the Completion Date, in each case, with reference to the facts and circumstances then existing:

(a)	Cordlife Services is the legal and beneficial owner of the Repurchased Shares and shall be entitled to sell and transfer the full legal and beneficial ownership of the Repurchased Shares legally to the Company free from all Encumbrance upon Completion;

10

(b)	there is no option, right to acquire, Encumbrance, equities or any third party rights of whatsoever nature, adverse interest or other form of security or other form of agreement on, over or affecting the Repurchased Shares. All rights now attached to the Repurchased Shares are valid, effective, enforceable and subsisting; and

(c)	it has full power and authority to enter into, execute, deliver and perform this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the entering into, execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)	result in a breach of its memorandum and articles of association (or equivalent constitutional documents) and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, Australian Securities Exchange or any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound.

11

6.2	The Company hereby represents, warrants and undertakes to and with Cordlife Services (with the intent that the provisions of this Clause 6.2 shall continue to have full force and effect notwithstanding Completion) and shall be deemed to be repeated each day thereafter until immediately before the Completion Date, in each case, with reference to the facts and circumstances then existing:

(a)	it has full power and authority to enter into, execute, deliver and perform this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby and that this Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby constitute its valid and legally binding obligations, enforceable against it in accordance with their respective terms and the entering into, execution and delivery of, and the performance by it of its obligations under, this Agreement shall not:

(i)	result in a breach of its memorandum and articles of association (or equivalent constitutional documents) and do not infringe, or constitute a default under, any instrument, contract, document or agreement to which it is a party or by which it or its assets are bound; and/or

(ii)	result in a breach of any law, rule, regulation, ordinance, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party or by which it or its assets are bound; and

(b)	no order has been made, petition presented or proceedings taken for its bankruptcy nor has it entered into any compromise or arrangement with its creditors, and there are no cases or proceedings under any applicable bankruptcy or similar laws in any relevant jurisdiction,

6.3	If prior to Completion, any event or circumstance (including any omission to act) shall occur which results or may result in any of the warranties by any Party in this Clause 6 being unfulfilled, untrue or incorrect to a material extent at Completion, such Party, upon becoming aware of the same, shall immediately notify the other Party in writing thereof prior to Completion and it shall do all such acts concerning the event or circumstance or matter which the other Party may reasonably require to waive or remedy the same prior to Completion.

6.4	The rights and remedies of the Company in respect of any breach of the Vendor’s Warranties by Cordlife Services shall not be affected by Completion, by any investigation made by or on behalf of the Company, by any information of which the Company has actual or constructive knowledge, by the Company rescinding or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, provided further that except a specific and duly authorised written waiver or release and no single partial exercise of any right or remedy shall preclude any further or other exercise.

12

6.5	In addition to the rights of the Company at common law in respect of any breach of any of the Vendor’s Warranties by Cordlife Services and notwithstanding whether all or any of the transactions contemplated by this Agreement shall have been completed, Cordlife Services irrevocably undertakes to keep the Company fully and effectively indemnified, to the maximum extent permitted under all applicable laws, against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs incurred) that the Company may incur or suffer in connection with or arising from any breach or inaccuracies of any of the Vendor’s Warranties made or given by Cordlife Services in Clause 6.1 or in any agreement, instrument or document delivered by or on behalf of Cordlife Services in connection therewith, provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to the Company.

6.6	In addition to the rights of Cordlife Services at common law in respect of any breach of any of the Purchaser’s Warranties by the Company and notwithstanding whether all or any of the transactions contemplated by this Agreement shall have been completed, the Company irrevocably undertakes to keep Cordlife Services fully and effectively indemnified, to the maximum extent permitted under all applicable laws, against any and all losses, costs, damages, claims, demands, actions, proceedings, liabilities and expenses whatsoever (including but not limited to all legal costs incurred) that the Cordlife Services may incur or suffer in connection with or arising from any breach or inaccuracies of any of the Purchaser’s Warranties made or given by the Company in Clause 6.2 or in any agreement, instrument or document delivered by or on behalf of the Company in connection therewith, provided that the indemnity contained in this Clause shall be without prejudice to any other rights and remedies available to Cordlife Services.

13

7.	CONFIDENTIALITY

7.1	Each of the Parties agrees that it:

(a)	shall not, without the prior written consent of the other Party, use or disclose to any person the Confidential Information of the other Party it has or acquires; and

(b)	shall make every effort to prevent the use or disclosure of the Confidential Information of the other Party.

7.2	The confidentiality obligation under Clause 7.1 shall not apply to:

(a)	any information which becomes generally known to the public, otherwise than by breach of the confidentiality obligations herein by the Party receiving such information;

(b)	any information which is required to be disclosed pursuant to any applicable laws or to any competent governmental or statutory authority or pursuant to rules or regulations of any relevant regulatory, administrative or supervisory body (including, without limitation, any relevant stock exchange or securities council);

(c)	any information which is required to be disclosed pursuant to any legal process issued by any applicable court or tribunal; and

(d)	any information disclosed by either Party to their respective bankers, financial advisers, consultants and legal or other advisers for the purpose of this Agreement.

7.3	The provisions of this Clause shall survive Completion or the termination of this Agreement (as the case may be).

8.	ANNOUNCEMENTS

8.1	Neither Party shall make or authorise the making of any announcement or other disclosure concerning the existence or subject matter of this Agreement unless the other Party shall have given its consent to such announcement or disclosure (such consent not to be unreasonably withheld or delayed).

14

8.2	Clause 8.1 shall not apply to:

(a)	any information which is required to be disclosed pursuant to any applicable laws or any requirement of any competent governmental or statutory authority or rules or regulations of any relevant regulatory, administrative or supervisory body (including without limitation, any relevant stock exchange or securities council); and

(b)	any information which is required to be disclosed pursuant to any legal process issued by any applicable court or tribunal.

8.3	Where any announcement or disclosure is made in reliance on the exceptions set out in Clause 8.2, the Party making the announcement or disclosure shall (to the extent possible and/or applicable) consult with the other Party in advance as to the form, content and timing of such announcement or disclosure.

9.	COSTS

9.1	The stamp duty payable in connection with the transfer of the Repurchased Shares from Cordlife Services to the Company shall be borne by the Parties in equal share.

9.2	Each Party shall bear its own legal and other costs and expenses of and incidental to the negotiation, preparation, execution and performance by it of this Agreement and all ancillary documents and the sale and purchase hereby agreed to be made unless otherwise provided herein.

10.	GENERAL

10.1	The Vendor’s Warranties and the Purchaser’s Warranties and all other provisions of this Agreement, insofar as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

10.2	Completion shall not prejudice any rights of either Party which may have accrued hereunder prior to Completion.

15

10.3	Save as expressly provided herein, any right of termination conferred upon the Company or Cordlife Services shall be in addition to and without prejudice to all other rights and remedies available to it and no exercise or failure to exercise such a right of termination shall constitute a waiver of any such other right or remedy.

10.4	As both Parties have participated in the drafting of this Agreement, the Parties agree that any applicable rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

11.	ILLEGALITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

12.	COMMUNICATIONS

Any notice required to be given under this Agreement shall be sufficiently given if delivered personally or forwarded by registered post (airmail in the case of an address in another jurisdiction) or sent by facsimile transmission to the relevant Party at its address or fax number set out below (or such other address as the addressee has by five (5) days prior written notice specified to the other Party:

The Company:	FAVORABLE FORT LIMITED
Fax Number:	+852 3605 8103
Address:	48/F Bank of China Tower

1 Garden Road Central

Hong Kong

Attention:	Mr. Albert Chen

Cordlife Services:	CORDLIFE SERVICES (S) PTE. LTD.
Fax Number:	+65 6295 1108
Address:	61 Science Park Road

#06-05, Galen

Singapore (117525)

Attention:	Mr. Jonathan Liau

16

Any notice delivered personally shall be deemed to have been served at the time of delivery. Any notice sent by pre-paid registered post shall be deemed to have been served 3 Business Days (7 Business Days in the case of registered airmail to an address in another jurisdiction) after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted by prepaid registered letter post and notices sent by facsimile transmission shall be deemed to have been served upon transmission;

Provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 5 p.m. (local time) on a Business Day or on a day which is not a Business Day in the place of receipt, service shall be deemed to occur at 9 a.m. (local time) on the next following Business Day in such place.

13.	FURTHER ASSURANCE

The Parties shall do and execute or procure to be done and executed all such further acts, deeds, things and documents within its power as may be necessary to give effect to the terms of and transactions contemplated by this Agreement.

14.	ENTIRE AGREEMENT

This Agreement, and the documents referred to herein, sets out the entire agreement and understanding between the Parties relating to the subject matter of this Agreement and neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement.

15.	ASSIGNMENT

This Agreement shall be binding upon and enure to the benefit of each Party’s successors and permitted assigns but, except as expressly provided herein, no Party shall assign or transfer all or any of its rights or obligations hereunder without the prior written consent of the other Party.

17

16.	VARIATIONS

16.1	No variation of this Agreement (or of any of the documents referred to in this Agreement) shall be valid unless it is in writing and signed by or on behalf of each Party. The expression “variation” shall include any amendment, supplement, deletion or replacement however effected.

16.2	Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

17.	REMEDIES AND WAIVERS

No failure or delay by either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by either Party of any breach by the other Party of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof. The rights and remedies of the Parties herein provided are cumulative and not exclusive of any rights and remedies provided by law.

18.	TIME OF ESSENCE

Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may be substituted by agreement in writing between or on behalf of the Parties.

19.	COUNTERPARTS

This Agreement may be signed in any number of counterparts, each of which shall be an original but such counterparts taken together shall constitute one and the same instrument. A Party may execute this Agreement on a facsimile or scanned copy counterpart and deliver its signature and seal by facsimile or scanned copy via email.

18

20.	GOVERNING LAW

20.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

20.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“proceedings”), each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in any inconvenient forum.

20.3	The submissions by the Parties referred to in this Clause shall not affect the right of any party to take proceedings in any other jurisdiction nor shall the taking of proceedings in any jurisdiction preclude any Party from taking proceedings in any other jurisdiction.

19

EXECUTION PAGE

SIGNED by ALBERT CHEN for and on behalf of FAVORABLE FORT LIMITED in the presence of : /s/ SABRINA KHAN	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ ALBERT CHEN
Signature of witness SABRINA KHAN		By executing this Agreement the signatory warrants that the signatory is duly authorized to execute this Agreement on behalf of FAVORABLE FORT LIMITED
Name of witness (block letters)

SIGNED by SIMON HOO KIA WEI for and on behalf of CORDLIFE SERVICES (S) PTE. LTD. in the presence of : /s/ YEN SAN JONATHAN LIAU	) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ SIMON HOO KIA WEI
Signature of witness YEN SAN JONATHAN LIAU		By executing this Agreement the signatory warrants that the signatory is duly authorized to execute this Agreement on behalf of CORDLIFE SERVICES (S) PTE. LTD.
Name of witness (block letters)